Exhibit 99.3

CRAIG-HALLUM CAPITAL GROUP LLC

222 South Ninth Street, Suite 350

Minneapolis, MN 55402

January 13, 2026

Willow Lane Acquisition Corp.

250 West 57th Street, Suite 415

New York, NY 10107

Mr. B. Luke Weil:

Reference is made to the Underwriting Agreement dated as of November 7, 2024 by and between Willow Lane Acquisition Corp. (the “Company”) and BTIG, LLC as representative of the underwriters, including Craig-Hallum Capital Group LLC (“CH”).

CH has agreed to reduce its Deferred Underwriting Commission by $500,000. In return, Boost Run Holdings, LLC, or any surviving company affiliated with Boost Run Holdings, LLC (“Boost Run”), hereby agrees to grant CH a Right of Participation in any subsequent financing by Boost Run (the “Boost Run Financings”) following the closing of the business combination between the Company and Boost Run where a bank or agent is paid commissions or fees. The Right of Participation granted to CH will (i) last for 12 months following the closing of the business combination; and (ii) CH will be offered no less than 10% economics of the commissions or fees paid to banks or agents in the Boost Run Financings. The Right of Participation shall expire at the earlier of (i) 12 months from closing of the business combination; or (ii) when CH has received at least $250,000 in net fees or commissions as part of the Boost Run Financings. If CH has received less than $250,000 in net fees or commissions upon expiration of the Right of Participation, the balance between the net fees CH has received as part of the Boost Run Financings and $250,000 shall become immediately due.

In no way shall this agreement hinder CH’s ability to receive fees or commission in excess of $250,000.

[Signature Page Follows]

Very truly yours,

CRAIG-HALLUM CAPITAL GROUP LLC

By:	/s/ Rick Hartfiel
Name:	Rick Hartfiel
Title:	Managing Partner, Head of Investment Banking

WILLOW LANE ACQUISITION CORP.

By:	/s/ B. Luke Weil
Name:	B. Luke Weil
Title:	Chief Executive Officer

BOOST RUN HOLDINGS, LLC

By:	/s/ Andrew Karos
Name:	Andrew Karos
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]